Exhibit 10.24

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made effective as of the 27th day of May    , 2008, by and between Granite Falls Energy, LLC, a Minnesota limited liability company (“Consultant”), and Highwater Ethanol, LLC, a Minnesota limited liability company (“Highwater”).

WHEREAS, Highwater intends to construct a 50 Million gallon per year “Dry Mill” ethanol plant (“Project”) near Lamberton, Minnesota; and

WHEREAS, Highwater desire to engage the Consultant to assist Highwater in monitoring the construction and reviewing project plans and documents as set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.             Consulting Services.  Highwater hereby retains the services of Consultant, and Consultant agrees to provide such consulting services pursuant to the terms of this Agreement.  The scope of services provided by the Consultant pursuant to this Agreement are set forth on the attached Exhibit A, which is incorporated herein by reference.  Consultant agrees to perform the duties required of it pursuant to this Agreement and to devote the necessary time and attention to performing such services for Highwater.  Consultant shall hire “Project Coordinator” who shall advise Consultant and Highwater as necessary to provide the services set forth in Exhibit A.  Consultant will employ and direct the activities of the Project Coordinator. The parties acknowledge that in no event shall Consultant be liable to Highwater, its investors or any Project lender or other third party for the acts or omissions of the Project architects, engineers, construction managers, contractors, subcontractors, or material suppliers. Further, Consultant shall not be liable for any design or construction defects of any kind or nature, or for any construction delays or work slippage however caused for all of its employees and contractors.

2.             Compensation.  Highwater agrees to pay Consultant a fee of $10,250.00 per month for its consulting services as set forth herein.  The fees shall be paid to Consultant upon receipt of an invoice from Consultant.  Highwater shall make payments to Consultant within ten days of the date on each invoice.  The fees shall not be subject to any withholding or payments of income tax, FICA, FUTA or similar tax and insurance withholding requirements.  Consultant is responsible for the payment of all applicable taxes.  Consultant is an independent contractor and is not an employee of Highwater.  Additional services provided by Consultant beyond the Scope of Services attached as Exhibit A will be billed in accordance with a separate fee schedule attached as Exhibit B.  Such additional services must be pre-approved in advance in writing by Highwater.

3.             Reimbursable Expenses.  In addition to the Fee set forth above in Section 2, Highwater agrees to reimburse Consultant as follows:

Highwater agrees to reimburse Consultant for all pre-approved expenses reasonably incurred by Consultant in connection with the performance of consulting services under this Agreement, excluding any travel costs back and forth between Granite Falls, Minnesota and Lamberton, Minnesota.  Consultant shall obtain written preapproval of such expenses from Highwater prior to incurring such expenses.

The reimbursable expenses referenced in this section 3 shall be included in the itemized monthly invoice provided by Consultant as set forth in the above Section 2.

4.             Term.  This Agreement shall commence as of May 1, 2008 and, unless otherwise agreed in writing, shall terminate upon 30 days written notice from either party.  If the Project is abandoned, Highwater may terminate this Agreement.  In such event, Consultant shall be entitled to receive payment for services rendered and expenses incurred through the date of termination.

5.             EXCLUSION OF WARRANTY, LIMITATION ON LIABILITY AND INDEMNITY AGREEMENT.  HIGHWATER AND CONSULTANT AGREE THAT BY THIS AGREEMENT, CONSULTANT EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  FURTHER, HIGHWATER HEREBY WAIVES AND DISCLAIMS ANY AND ALL CLAIMS FOR PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR INCIDENTAL DAMAGES AND HEREBY AGREES AND ACKNOWLEDGES THAT CONSULTANT’S MAXIMUM LIABILITY UNDER THIS CONTRACT SHALL BE LIMITED TO REIMBURSEMENT UP TO, BUT NOT MORE THAN, THE TOTAL AMOUNT ACTUALLY PAID TO CONSULTANT BY HIGHWATER UNDER THIS AGREEMENT.  TO THE FULL EXTENT PERMITTED BY LAW, HIGHWATER WILL INDEMNIFY AND HOLD CONSULTANT HARMLESS, FROM ANY AND ALL CLAIMS OF ANY PERSON (INCLUDING BUT NOT LIMITED TO HIGHWATER ITSELF) RELATED TO OR ARISING FROM ANY SERVICES PROVIDED BY CONSULTANT OR ANY ACTS OR ACTIONS OF CONSULTANT PURSUANT TO OR RELATED IN ANY WAY TO THIS AGREEMENT.

6.             No Authority to Bind; Relationship of the Parties; 3rd Party Beneficiaries.  Consultant is merely an advisor to Highwater, and, as such, Consultant shall have no authority to bind Highwater on any matter.  This Agreement does not create a partnership or any other relationship other than that of an independent contractor relationship between the parties.  There are no intended 3rd party beneficiaries of this Agreement.

7.             Assignment.  This Agreement and a party’s rights and obligations hereunder may not be assigned without the written consent of the other party.  Subject to the foregoing, this Agreement shall be binding on the heirs, successors and assigns of the parties.

8.             Waiver.  The waiver by either party of a breach of any provision of this Agreement shall not be deemed a waiver of any other provision or of any other breach of the same provision. Waivers shall apply only if in writing and signed by the party against whom the waiver is claimed.  No change, modification or amendment shall be valid unless in writing and signed by both parties.

9.             Entire Agreement.  This Agreement constitutes the entire statement of agreement between the parties and supersedes all prior discussions and understandings between the parties pertaining to the subject matter of this Agreement.  The headings have been inserted for convenience only and are not to be considered when interpreting the provisions of this Agreement.

10.          Severability.  If any term or provision of this Agreement is held invalid and unenforceable to any extent, the remaining terms and provisions of this Agreement shall not be affected thereby, but each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

11.          Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, determined without regard to its principles of conflicts of laws.  In the event of a claim arising out of this Agreement the prevailing party shall be entitled to recover attorney’s fees and other collections or enforcement costs.

12.          Notices.  All notices or other communications required or permitted to be given pursuant to the provisions of this Agreement shall be in writing and shall be considered as properly given if mailed by first class United States mail, postage prepaid, or by delivering same in person to the intended addressee, or by facsimile transmission provided the sender of the notice receives verification of the successful transmission of the facsimile.  Notice so mailed shall be effective upon its deposit.  Notice given in any other manner shall be effective only if and when received by the addressee.  For purposes of notice, the addresses of the parties shall be as follows:

If to the Consultant:

GRANITE FALLS ENERGY, LLC

15045 HIGHWAY 23 SE

GRANITE FALLS, MN  56241-0216

FACSIMILE:  (320) 564-3190

ATTN:  TRACEY L. OLSON

If to Highwater:

HIGHWATER ETHANOL, LLC

205 MAIN STREET

P.O. BOX 96

LAMBERTON, MN  56152

FACSIMILE: (507) 752-6162

ATTN:  BRIAN D. KLETSCHER

13.          Counterparts.  This Agreement may be executed in counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

14.           Insurance:  Highwater shall maintain appropriate liability insurance in an amount no less than $2.00 million of coverage per occurrence, which insurance shall include Consultant as a named insured.  Highwater shall also maintain adequate worker’s compensation insurance to cover Highwater’s employees.  Highwater agrees to annually provide a Certificate of Insurance to Consultant evidencing such coverages.

Consultant agrees to maintain general liability insurance coverage in the amount of $1.00 million with a General Liability Umbrella policy of $ 2.00 million, auto liability in the amount of $1.00 million with an auto liability umbrella of $2.00 million and adequate worker’s compensation insurance.  Consultant agrees to annually provide a Certificate of Insurance to Highwater evidencing such coverages.

IN WITNESS WHEREOF, THE PARTIES SIGN THIS Agreement to be effective as of the date first above written.

GRANITE FALLS ENERGY, LLC

By:	/s/ Tracey L. Olson
Tracey L. Olson
Its CEO/General Manager

HIGHWATER ETHANOL, LLC

By:	/s/ Brian D. Kletscher
Brian D. Kletscher
Its President

EXHIBIT A

TO

CONSULTING AGREEMENT

Scope of Services*

                The Scope of Services includes two days of onsite support per week and unlimited email and telephone support as long as this Agreement is in place.  The services to be provided include:

•                  Review project budget and timeline.

•                  Review of all executed contracts and provide construction monitoring to assist the Owner to insure compliance with all aspects of the contracts.

•                  Obtain competitive bids and execute contracts for remainder of Owner supplied services not currently under contract.

•                  Provide weekly reports identifying completed items, open items, and updates on project schedule.

•                  Complete weekly on-site inspections.

•                  Provide coordination of contractor activities and settle coordination disputes.

•                  Provide recommendation and analysis of change order requests.

•                  Manage construction payment draws to include:

•                  Serve as collection point for invoices and lien waivers.

•                  Assure that lien waivers are provided as per any Loan Agreement.  The form of lien waiver shall be approved by Highwater Ethanol.

•                  Review and recommend for approval payment invoices and provide to Highwater Ethanol for approval.

•                  Report budget item cost overruns to Highwater Ethanol.

•                  Provide monthly report comparing construction payment draws to the item specific project budget.

•                  Provide monthly report to Highwater Ethanol to include:

•                  Construction progress versus project timeline.

•                  Construction budget to construction draws.

•                  Environmental and compliance issues (but Consultant shall be in no way responsible for environmental compliance).

•                  Safety issues.

•                  Material and equipment procurement status.

•                  Change order request, analysis, and recommendations.

•                  Problems or deviations from plans, specifications, or budget.

•                  Direct the purchase all Owner supplied equipment and installation upon approval of Highwater Ethanol.

•                  Coordinate and attend monthly meetings with Highwater Ethanol, lenders and others as appropriate.

The parties agree that Highwater will provide a mobile office located at the construction site for use while performing onsite services. The office shall include telephone, fax, internet connection, copier, printer and office furniture.  All costs associated with the mobile office will be incurred by Highwater.  Consultant will provide the Project Manager with a laptop computer to use for project business.  Consultant agrees to provide any computer files relating to the Highwater project to Highwater at the request of Highwater, and in any event upon the conclusion of Consultant’s services for Highwater.

Highwater acknowledges that Consultant is not a licensed architect or engineer and that Consultant’s consulting services do not include professional design or engineering services, but rather the services relate to construction monitoring as set forth herein and a review of the plans and specifications to determine their impact on cost, schedule, constructability and feasibility.  Highwater acknowledges that Consultant is not the general contractor for this Project.

EXHIBIT B

TO CONSULTING AGREEMENT

FEE SCHEDULE

Personnel Charges

Title	Billing Rate

Project Coordinator	$85.00/hr
Technical Assistant	$60.00/hr
Clerical	$30.00/hr

Other Charges

Automobile	$0.55/mile

Outside Services

Outside services, equipment and facilities not furnished by Granite Falls Energy, LLC will be billed at cost plus 10%.  Services may include, but not limited to the following:

Rental of equipment;

Outside laboratory testing;

Special fees, permits, insurance, etc.;

Printing and photographic reproduction;

Shipping, telephone and other materials.

Outside services provided by Consultant shall otherwise be subject to the terms of the Consulting Agreement, including but not limited to the provisions of Paragraph 5 of the Consulting Agreement.